EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-4 of our report dated March 25, 2022, relating to the financial statements of American Acquisition Opportunity Inc. as of December 31, 2021 and for the inception period January 20, 2021 through December 31, 2021 and to our report dated December 15, 2022, relating to the financial statements of Royalty Management Corporation as of December 31, 2021 and for the inception period June 21, 2021 through December 31, 2021and to all references to our firm included in this registration statement.

Certified Public Accountants

Lakewood, CO

December 15, 2022